[Letterhead of Carrollton Bank]

March 5, 2013

Robert A. Altieri
XXXXXXXXXXXX
XXXXXXXXXXXX

In re:           Retention Bonus Agreement

Dear Bob:

This letter agreement documents our mutual understanding regarding a retention bonus opportunity we are providing you in connection with your employment as Chief Executive Officer of Carrollton Bank (“Carrollton,” “us” or “we”) as contemplated below.

1.
Special Retention Bonus.  Subject to the terms set forth below, Carrollton will pay you an aggregate of $85,000 (less any applicable withholding taxes and other deductions), representing 8.5 weeks at $10,000 per week (“Retention Amount”), within five (5) business days of the earlier to occur of (i) closing of the transactions contemplated by the Agreement and Plan of Merger dated as of April 8, 2012 (“Merger Agreement”), as amended, by and among Carrollton Bancorp, Jefferson Bancorp, Inc. and Financial Services Partners Fund I, LLC, and (ii) April 30, 2013 (“Trigger Date”). If your employment with Carrollton terminates due to your death, disability or involuntary termination by Carrollton without “cause” (as defined below) prior to the occurrence of a Trigger Date, Carrollton will pay you or your estate, as applicable, the Retention Amount within five (5) days of the happening of such event.  If (i) you voluntarily terminate your employment with Carrollton, or (ii) if Carrollton terminates your employment for cause, in either case prior to a Trigger Date, your right to receive the Retention Amount will be immediately cancelled and forfeited.  You shall be responsible for payment of all personal income tax arising from the payment of the Retention Amount.

2.
“Cause” Definition.  For purposes of this letter agreement, “cause” means any of the following, as reasonably determined by Carrollton: (i) your personal dishonesty or breach of fiduciary duty; (ii) repeated violations by you of written company policies which are demonstrably willful and deliberate on your part; (iii) the furnishing of confidential information about Carrollton to a competitor, or potential competitor, or third party without specific authorization (other than pursuant to the Merger Agreement); (iv) intoxication by alcohol or drugs during work hours; (v) conviction of a felony; or (vi) a breach of the confidentiality covenant set forth below.

3.
Confidentiality of this Letter Agreement. Since the retention bonus is a special, discretionary bonus, your eligibility for this retention bonus is contingent upon your maintaining the confidentiality of this letter agreement.  To the extent permitted by applicable law, you are not permitted to discuss or disclose this letter agreement or its subject with any person at Carrollton or its affiliates except members of the Carrollton or Carrollton Bancorp Boards of Directors, or their designated representatives. You also are not permitted to discuss or disclose this letter agreement or its subject with any other person except your financial advisor or other professional advisors, and your spouse, and then only on condition that you advise them of the obligation to maintain confidentiality.  This confidentiality obligation continues and is enforceable regardless of whether you remain employed and regardless of whether the Retention Amount is paid to you.

4.
Miscellaneous. This letter agreement contains our entire agreement with respect to the retention bonus and supersedes and invalidates all of our prior or contemporaneous oral or written agreements and understandings with respect to the retention bonus.  Any representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein, will not be of any force or effect.This letter agreement will be governed by and construed in accordance with the laws of the State of Maryland without regard to conflicts of law principles thereof.  The captions of this letter agreement are not part of the provisions hereof and will have no force or effect. This letter agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

If you are in agreement with the terms of this letter agreement, please sign the enclosed counterpart of this letter agreement and return it to me at your earliest opportunity but no later than March 6, 2013.  This offer expires at the close of business on such date.

Sincerely,

Carrollton Bank

By:/s/ Albert R. Counselman
Name:Albert R. Counselman
Title:Director, Chairman of Carrollton Bancorp

ACCEPTANCE:

/s/ Robert Altieri
Robert A. Altieri	Date: March 4, 2013